Exhibit 99.2

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lisa Elkin – Vice President-Investor Relations & Communications
Bob Paul – Chief Executive Officer
Joseph Angileri – President and Chief Operating Officer
Laura Fournier – Executive Vice President, Chief Financial Officer, and Treasurer

Other Participants

S. Kirk Materne – Analyst, Evercore Partners (Securities)
Aaron M. Schwartz – Analyst, Jefferies & Co., Inc.
Mike Latimore – Analyst, Northland Securities, Inc.
Derrick Wood – Analyst, Susquehanna Financial Group LLP
Mark C. Jordan – Analyst, Noble Financial Capital Markets

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation Q4 and Year-End Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes. At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President-Investor Relations & Communications

Thank you very much, Terry, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, Chief Executive Officer; Joe Angileri, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts including those regarding the company’s future plans, objectives, and expected performance are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call.

While we believe any forward-looking statements we have made are reasonable, actual results could differ materially, since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except as required by applicable law.

I will now turn the call over to Bob, who will provide a summary of the quarter’s results. Joe will then highlight business unit operating results; followed by Laura, who will close with key financial information. We will then open the call to your questions. Bob?

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Bob Paul, Chief Executive Officer

Thanks, Lisa. I’m pleased to report that Compuware achieved strong results for both our fiscal year and fiscal fourth quarter 2012. For the year, we delivered an approximately 9% year-over-year increase in total revenues, our largest revenue increase in a dozen years. In Q4 alone, revenues increased almost 7% year-over-year to $266 million. With every one of our business units generating year-over-year revenue growth, we believe we’ve crossed the major threshold in our strategic transformation and have strong momentum propelling us in the fiscal year 2013.

While we had some challenges predicting performance over the year given the changes to our business model and the integrations of our acquisitions, earnings for the year were $0.40 per share. This includes $3.1 million of severance expense last quarter. So for the quarter, earnings were $0.12 per share. That’s inclusive of the severance.

For fiscal year 2012, total company operating margin came in at 12.5% as we absorbed the financial impact of the dynaTrace acquisition. We recognize that we still have a great deal of progress to make in improving our margins. This is a top priority for the company which I will discuss more in detail later.

Overall Compuware’s positive macro results during a year of significant transition demonstrate that we built the company for both near-term performance and long-term dominance. We are successfully executing on the updated three-year strategic plan that we announced in December. This plan focuses us on enhancing shareholder value, maintaining market leadership, and driving growth and profitability across each of our business units. We’re making progress in achieving the financial, operational and growth targets we set for ourselves as we continue to deliver differentiated solutions that optimize user experience.

Thanks for the hard work of our team, we’ve returned Compuware to a growth story. In 2008, our high growth businesses accounted for just 16% of total revenue. In fiscal year 2012, we’ve boosted that to almost 40%. Our transition into Q1 sales has been strong and major new releases earlier this month, which I’ll talk about shortly, bode well for the coming year. While Joe will discuss the specific operating results by business unit, I do want to note a few key strategic highlights across the organization.

The Compuware APM business performed well in Q4, reaching a more than 20% increase in total year-over-year revenues for the quarter. For the year, total revenues increased nearly 17%. We saw a strong growth from Compuware APM license revenues in Q4 with license fees up nearly 30% year-over-year and the momentum is continuing into this fiscal year. For fiscal year 2012, Compuware APM license fees increased almost 10%. The Compuware Gomez SaaS business achieved nearly 13% year-over-year growth rate in fiscal year 2012. Both of these percentages should continue to increase with our recently announced major product releases.

The spring release of Compuware APM brings tremendous innovation and value to our customers more than any release in recent history. This release features several industry leading firsts, including a deep transaction monitoring solution for dynamic cloud and big data environments including Cassandra NoSQL and Hadoop. We’ve also dramatically increased time to value with zero configuration instrumentation, out of the box analytics, dynamic baselining and of course IPv6 support for cloud, web and mobile platforms.

Second, we released an integrated platform for Gomez and dynaTrace with the most comprehensive user experience management for web, mobile and streaming apps. We obtained the massive complexity at the edge of the cloud with real use of monitoring, which is the only way to completely resolve the complexity and scalability issues in the mobile environment.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Third, we’ve combined network and application performance monitoring into a single platform that easily handle the most complex data centers. And finally, we released new packaging and pricing schemas that easily scale for small and medium business environments and allow larger organizations to start small and then leverage their investment with simple expansions.

We’ve found that the market is ready for new approach to APM and we have the most comprehensive offerings at both an individual and platform level to meet this need. As we grow, we remain very serious about margin expansion in this business. We’re already beginning to run faster and leaner even as we deliver more consistent results. We’ve gotten out to a great start this year and plan to retain this momentum. For the year, we expect to grow our APM business at 25% as we become the established leader in this space.

Adding to this market momentum, our channels organization continues to focus selectively on market dominant partners, allowing us to target our enablement efforts and develop tight sales integration plans. We continue to optimize our dynaTrace Enterprise offerings for the Cisco environment including extensions in support of Cisco’s UCS platform. More than 400 Cisco UCS sales teams have been trained on this offering with a joint target list of over 150 customers. Our managed service provider outreach also continues to pay dividends.

The MSP business produced 80% year-over-year growth in fiscal year 2012 as early successes continue to prove out our value proposition. In Q4, we broadened the geographic reach of this initiative, signing new deals with the likes of Dimension Data in APAC, GSO in Finland and the Baltic’s, and Accenture in Canada. We’ve also extended our relationship with BT beyond Europe into Latin America, Asia-Pac and North America. This key part of our business allows us to expand both our market presence and our operating margins as we’ll continue to emphasize this growth in the year ahead.

Compuware Covisint delivered a 34% increase in year-over-year revenues in fiscal year 2012, driven by strength across our core automotive and healthcare verticals and additional growth in adjacent markets. Beyond the strong revenue growth, Covisint’s focus on margin is working with a more than 25 point swing from minus 13% in Q2 to a plus 12% contribution margin in Q4. This is a fast growing profitable business and we continue to believe we can scale the top line while increasing contribution margins.

In Q4, Covisint signed 19 new healthcare system deals. These included significant implementations to the Covisint Care Coordination solution for accountable care initiatives. These organizations are early innovators in implementing the Health & Human Services ACO initiatives. Covisint also drove Health & Human Services Meaningful Use status for the AT&T healthcare communities’ online solution.

But with the fiscal year, Covisint continue to grow in the rebounded automotive vertical as automakers invest in new mobile and online services for their customers. These organizations can easily use Covisint to digitally engage with their customers through new owner portals and connected vehicle initiatives. In other verticals, Covisint signed another, the third of the super major energy companies, British Petroleum. Covisint’s cloud-based platform enabled BP’s external business partners to access critical applications and data to drive agile business and competitive advantage.

We have little competition in early stage market for cloud-based collaboration solutions. We typically face off again system integrators or home-grown systems, both of which require substantial development and implementation efforts to even approach our baseline value proposition. Our win rates are very high and we continue to believe that we are in the early innings of this large market opportunity.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Given our current growth rates and market position, we expect Covisint to grow at least 38% in fiscal year 2013. Nothing has changed regarding the plans for the Covisint IPO, which we continue to expect to occur in fiscal year 2013 given present circumstances.

The Compuware Changepoint business unit is successfully leveraging its focus in the Professional Services Automation space to deliver excellent results. For fiscal year 2012 Changepoint increased total revenues by more than 20% to $48 million driven by growth with existing nameplates and 30 net new customers. The Changepoint team also continues to innovate through enhanced delivery models as 15% of this year’s software license billing was delivered via a SaaS model.

Compuware’s Mainframe business had a strong year with a 15% year-over-year increase in software license fees and slight growth in total revenues. Additionally, we’re continuing to innovate for growth in the Mainframe, as we drive the integration of dynaTrace and Strobe for the markets only end-to-end transaction and performance monitoring solution. We’ve also increased the number of registered users for the Compuware Workbench by 400% this year. Compuware Professional Services produced a healthy year-over-year revenue increase of nearly 8% in fiscal year 2012. Contribution margin has finished the full year around 16% with Q4 increasing almost a 4 percentage point above Q3, driven by our focus on differentiated competencies the team also realized a 5% increase in average billing rates for the year.

Compuware Uniface remains a strong profitability story. We’ve continued innovation in multi-tenant cloud-based application development, Uniface drove nearly $47 million of revenue at a more than 50% contribution margin in the fiscal year 2012.

Compuware’s portfolio of growing business units has us well positioned for fiscal year 2013 with our profitable Professional Services Uniface and Mainframe business units were creating strong cash flow to invest in our growth businesses. These investments have created market leadership positions and generate additional differentiation for APM, Changepoint and Covisint solutions.

Amplified by a strong focus on margin enhancement, we expect this strategy to deliver steady increases in both revenue and earnings. For the fiscal year ahead, we see both great opportunities and some challenges, as we drive our transformation of Compuware into a growth company, with expanded operating margins and lower costs. Our momentum already in Q1 for Compuware APM, Covisint and Changepoint has been strong. We expect that to continue throughout the fiscal year.

Although we are guiding Mainframe revenues down approximately 12%, we believe we have a few initiatives that will positively impact the second half of this year for the Mainframe business unit. We expect to see a higher number of Mainframe deals in Q3 and Q4 and new dynaTrace, Strobe performance capabilities will also become available in this timeframe and bolster second half of the year in Mainframe opportunities. Additional pressures on first half margins include a higher tax rate impact, an additional $2 million to $3 million in severance fees we’ve already incurred this quarter and obviously continued investments in our growth solutions.

Our full year expectation is of EPS to range from $0.45 to $0.49 and for revenue in the range of $1.07 billion to $1.08 billion. At the midpoint, this represents 18% EPS growth and about 7% revenue growth. Although we expect to set revenue and margin records to both APM, Covisint and Changepoint, these Q1 specific issues will create slightly larger than expected variance between first and second half of the year in EPS. For those modeling by quarter, we expect Q1 through Q4 EPS respectively to be at 10%, 20%, 30% and then 40%. For our revenues respectively Q1 through Q4, the model that we have is 22% in Q1, 24%, 26% and 28% respectively.

I also want to address our approach to making the best use of cash to optimize shareholder return. First, we have purchased stock and we’ll continue to do so. In fact, this week we’re implementing a 10b-5 stock purchase program for which we’re currently defining the parameters and we’ll implement very quickly. The latest timeframe on that – the latest possible timeframe on that would be next week.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Second, over the last 10 years, we’ve made four crucial acquisitions. The first one Covisint was acquired for about $7.5 million. Today as an independent SaaS company, it could have a market cap greater than $700 million.

Second, we acquired Gomez three years ago and have turned it into the world’s largest global web and mobile performance management SaaS platform at over 13% subscription based growth this past fiscal year. Third, dynaTrace was acquired nine months ago and has far exceeded our expectations with 95% annualized growth rates. We acquired DocSite as a critical component of the Covisint healthcare platform, delivers quality of care and outcome based reporting. This is a critical value proposition and differentiator in the emerging healthcare landscape.

Finally, we’ve made substantial investments in R&D. These actions have a shorter progression to not just a Mainframe and services focused company but a next generation growth company. So, this is an important year for us as we achieve two very important milestones. First, our high growth businesses will represent greater than 50% of all of our products and subscription revenue. Second, all of our business units will have a positive contribution margin. We believe it’s going to be a great year and one in which we’re already off to a strong start. Joe?

Joseph Angileri, President and Chief Operating Officer

Thanks Bob. I’m going to provide a deeper look into the business unit results. The APM business had a strong fourth quarter producing revenue of $80 million, up 21% year-over-year and up 11% sequentially. For the year, APM produced total revenues of $270.4 million, up approximately 17% year-over-year. APM software license fees for the quarter were $31.3 million, up 29% year-over-year and sequentially. For the year, software license fees were $85.5 million, up 10% year-over-year. APM subscription fees for the quarter were $19.6 million, up 3% year-over-year and up 1% sequentially.

For the year subscription fees were $76.2 million, up 13% year-over-year. For fiscal year 2013, we’re projecting APM total revenue growth of approximately 25%. APM operating expenses for the quarter were $86.1 million, up 25% year-over-year and up 5% sequentially, primarily due to commissions. For the year APM operating expenses were $317.6 million, up 29% year-over-year. As a result APM contribution margins for the quarter were negative 8% compared to negative 3% during the same period last year and a negative 14% last quarter. For the year APM contribution margin was 17% negative compared to negative 6% last year.

Now, the factors that impacted margin in fiscal year 2012 included purchase accounting, severance costs and additional investment in R&D. We remain 100% committed to building on this sequential margin improvement and continuing our investment in product development such as our spring release. As Bob mentioned, it’s our expectation that APM will show a positive contribution margin in fiscal year 2013.

The Mainframe business unit had a solid quarter and year producing $26.4 million in software license fees for the quarter, up approximately 13% year-over-year and essentially flat sequentially. Overall for the quarter Mainframe produced total revenues of $100.7 million, down 2% year-over-year and sequentially. For the year Mainframe produced total revenues of $419.3 million, up 1% year-over-year and software license fees of $110.3 million, up 15% year-over-year.

Now, as we said in December, for the fiscal year 2013, we’re projecting Mainframe total revenue to decline approximately 12% year-over-year. With the potential for this decline to be tempered in the back half of the year as the dynaTrace, Strobe integrations come to market.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Mainframe operating expenses for the quarter were $26.4 million, up 1% year-over-year and up 7% sequentially. For the year, operating expenses were $99.3 million, flat year-over-year. Mainframe’s contribution margin for the quarter remains strong at 74% compared to 75% during the same period last year and 76% last quarter. For the year, contribution margin was 76% matching the overall contribution margin last year.

Now Covisint, the business unit had a strong quarter producing total revenues of $21.4 million, up 24% year-over-year and up 15% sequentially. Covisint had a solid year as well, producing revenue of $73.7 million, up 34% year-over-year. For fiscal year 2013, we’re projecting Covisint’s total revenue growth of approximately 38%. Covisint’s operating expenses for the quarter were $18.8 million, up 11% year-over-year and up 9% sequentially. For the year, operating expenses were $72.7 million, up 43% year-over-year.

Covisint’s contribution margin for the quarter improved to 12% compared to 2% during the same period last year, and 7% last quarter. For the year, contribution margin was 1% compared to 7% last year. Covisint had a terrific growth year and is poised to continue to show positive contribution margins in fiscal year 2013.

The Professional Services business unit produced total revenues in the quarter of $36.5 million, down 5% year-over-year and up 2% sequentially. For the year Professional Services continued to grow, producing total revenues of $151.5 million, up 6% year-over-year.

Professional Services operating expenses for the quarter were $32.1 million, up 3% year-over-year and up 1% sequentially. For the year operating expenses were $127.2 million, up 7% year-over-year. Professional Services contribution margin for the quarter was 12% compared to 19% during the same period last year and 11% last quarter. For the year, contribution margin was 16%, just off the 17% margin last year. We expect to see improved margins from our Professional Services business as we provide greater focus on mobility, machine-to-machine applications and performance engineering.

Now Changepoint had an outstanding quarter and year. In Q4, the Changepoint business unit produced total revenues of $14.6 million, up 34% year-over-year and up 17% sequentially. For the year, Changepoint produced total revenues of $47.9 million, up 21% year-over-year. Changepoint software license fees for the quarter were $6.2 million, up 100% year-over-year and up 76% sequentially. For the year, software license fees were $13.8 million, up 50% year-over-year. Changepoint operating expenses for the quarter were $11 million, down 16% year-over-year and down 6% sequentially. For the year, operating expenses were $45 million, down 5% year-over-year. As a result, Changepoint’s contribution margin for the quarter was 24% compared to a negative 21% during the same period last and 6% last quarter. For the year, the contribution margin was 6% compared to a negative 21% last year.

Finally, in Q4 the Uniface business unit produced total revenues of $12.9 million, down 8% year-over-year but up 15% sequentially. For the year, Uniface produced total revenues of $46.9 million, up 1% year-over-year. Uniface software license fees in the quarter were $4 million, down 16% year-over-year but up 59% sequentially. For the year, software license fees were $11.3 million, down 5% year-over-year. Uniface’s operating expenses for the quarter were $6.1 million, up 4% year-over-year and up 22% sequentially. And for the year, Uniface’s operating expenses were $21.7 million, up 8% year-over-year.

As a result, Uniface’s contribution margin for the quarter was 52% compared to 58% during the same period last year and 55% last quarter. For the overall year contribution margin was 54% compared to 57% last year. So, coming off of a solid year of execution and growth for all of our business units particularly in the fourth quarter, we’re looking forward to a very strong fiscal 2013 and beyond. Laura?

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Laura Fournier, Executive Vice President, Chief Financial Officer, and Treasurer

Thanks Joe. Operating cash flow for the fourth quarter was approximately $106 million, bringing us to approximately $180 million for the year. For fiscal 2013, we expect operating cash flow to be approximately the same as it was this year. Q4 operating expenses were approximately $230 million, finishing the year at approximately $883 million, falling at the low level of our projected $880 million to $890 million range. Heading into fiscal year 2013, we’ll continue to look for ways to improve productivity and eliminate unnecessary costs as we strive to reach our long-term margin goal.

With regard to stock buyback, in Q4 we’ve repurchased approximately 1.8 million shares for approximately $15.7 million. For the year, we repurchased 2.3 million shares for $19 million. And as we look ahead to fiscal year 2013, as Bob mentioned, we’ll implement a 10b-5 program in the coming weeks. This program will be supplemented by our discretionary stock repurchases, which we continue to do as business and market conditions allow.

In terms of our debt position, our long-term debt as of March 31 of this year stood at $45 million. As of today the outstanding balance is $25 million. Given the stock repurchase program and the timing of our cash flow from operations, we expect to carry a balance on the line of credit throughout fiscal year 2013. Finally, our effective tax rate for Q4 was 26.1%, giving us an effective tax rate for the year of 31.1%. In FY 2013, we anticipate our tax rate to be approximately 37% for the year.

Overall, Q4 was a strong quarter and provides us with an excellent momentum heading into fiscal 2013.

Lisa?

Lisa Elkin, Vice President-Investor Relations & Communications

Ladies and gentlemen, we would now be happy to take your questions.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] And our first question comes from Kirk Materne from Evercore Partners. Please go ahead, sir.

<Q – S. Materne – Evercore Partners (Securities)>: Yes, thanks very much. Maybe just a few quick questions and I’ll get back in the queue. I guess first, Bob, can you talk a little bit about, I guess, Covisint? We get a lot of questions on it sort of decelerated year-over-year a little bit in the back half of the year. I guess what gives you guys confidence around the guide for the next fiscal year? Is it just sort of the bookings you guys did in the fourth quarter? Can you just walk us through some of the math so we can feel confident in that outlook?

<A – Bob Paul – Compuware Corp.>: Yeah. No, very fair question. They’ve had now a couple strong quarters of progressing and solid bookings. So, couple of things are heating up. Obviously, they gained some nice traction in the Emerging Markets not only expanding on their existing energy customers, but signing another big one and all these are multi-million dollar expansion projects. The connected vehicle programs and basically automotive companies looking to reach out to end consumers through various initiatives is showing a lot of growth with some big wins that will continue to expand and then great momentum in the healthcare space. We don’t even think this market is really truly going to be formed properly for another year-and-a-half until we get to fiscal year 2014. So, all this growth in the healthcare space that I alluded to is basically helping us cement an early leading position in what will be a very high growth category.

So, the exact backlog and bookings has been strong. We’re coming into the fiscal year with some great momentum on the Covisint side and already in Q1 we’ve had some nice successes, and as you know, we don’t report those right away. They end up being subscription revenue further down the road as these things get implemented. So, we’ve taken a lot of guidance on this one because of the importance of this year in particular to Covisint, and we think we’re being sufficiently conservative and I certainly, looking at the parameters believe that to be the case. And, we’re all going to be held accountable to beating those growth numbers.

<Q – S. Materne – Evercore Partners (Securities)>: Great, thanks. That’s helpful. And then, maybe just on APM, obviously, it’s a good rebound sequentially for you guys. Can you just talk about some of the -- what’s happened in that in terms of just either better execution around closing, making a – hitting a broader swath of customers, I guess, what happened in the fourth quarter and I guess, you guys are putting out 25% growth for next year, what needs to happen to make sure that that number also ends up being conservative in the rearview mirror?

<A – Bob Paul – Compuware Corp.>: Yeah, no, another great and fair question. We had – as you know, we had some organizational and execution issues in the first half of the last fiscal year. We did make some changes in the late September-October timeframe. Those changes have now been in effect, but really it takes a little while to get the momentum going. Q4 was nothing more than just the momentum of the focus, the new focused go-to-market strategies in the sales organization, much tighter value propositions, much more distinct selling programs, better training and just overall better sales execution.

I believe and the leadership team from the APM business unit believes that to get to full stride is still going to take another couple of quarters, but we’re getting there. And the competitive environment continues to swing very nicely in our direction.

The other thing that gives me – so by the way, what do we need to do to get – to continue and hit the numbers? More of the same. There’s nothing dramatic. We don’t need anything new in the products. We don’t need – we’ve got the game plan set, the comp plans rolled out, all the trainings done, with very little disruptions in the sales organization. We actually went inside the regions this year and the team has done a fantastic job of getting the sales organization ready on each of the different value propositions.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

The one thing -- what the question gives me an opportunity to mention is we get dinged a little bit on this transformation and the amount of investments that we’re making every once in a while and the obvious nameplate acquisitions we’ve made are obviously part of those investments. But, big time last year we made some very important investments that were competitive, either widening the gap or leapfrogs specifically in the area of mobile, specifically in the area of cloud, dynamic cloud and web-based environments, and also in the Data Center RUM side, some very nice additions to the portfolio there including right out of the blocks a much easier to use value proposition. So combined with the existing momentum and the new value propositions that we’ve already rolled out, we think we’re in good shape. We think we’re in really good shape and it’s just a matter of continuing the momentum now.

Operator:  Thank you. And now to the line of Aaron Schwartz of Jefferies. Please go ahead.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Good afternoon. The first question I had was on the cash flow guidance here. Given that the Mainframe business is expected to decline next year, can you just walk through some of the puts and takes to get you to that cash flow number next year?

<A – Laura Fournier – Compuware Corp.>: Thank you. The cash flow for next year is expected to be up about the same as our – it’s a function mainly of our Mainframe, we’re projecting about a 12% decline there, but the increase in our Changepoint at APM and other business unit revenues. So as that – a lot is going to depend on what we do with Mainframe there, and what Mainframe deals come in, that’s really the conservative side of that. The other is the continued investment and the operating expenses is pretty static as we go through that year. So we really – it’s sort of dependent on the revenue, primary Mainframe.

Operator:  Thank you. And now to the line of Mike Latimore from Northland Capital. Please go ahead.

<Q – Mike Latimore – Northland Securities, Inc.>: Great, thanks a lot. In this current quarter just completed, the March quarter, how did dynaTrace and Gomez on-prem perform relatively, relative to each other?

<A – Bob Paul – Compuware Corp.>: They both had good quarters. dynaTrace had a stronger quarter, quite a bit stronger quarter. But we feel very good because of the training and everything else, we’ve seen a nice bump in pipeline and commit relative to the traditional Data Center RUM solutions. And so, what that tells me is that, if there was any confusion between the solutions, what problems we solve and who we solve them for has become a lot more clear and the importance of both of those assets as we go to market are becoming clearer to our customers and to our sales guys or our sales team and they are just getting better at it. And I think they’ll continue to get better at it as we move forward. So both good, but dynaTrace stronger.

<Q – Mike Latimore – Northland Securities, Inc.>: All right, got it. And then in terms of just kind of sales training, so you are basically done with sort of training the whole sales force and delineating who is going to sell what at this point?

<A – Bob Paul – Compuware Corp.>: Yeah, we did the first pass of that, actually I should let Joe talk a few -- he was actually the poor guy that went on a round-the-world trip over three weeks. But, yeah, that’s all been completed. There is still some I would say polishing or enablement practices going on. But as far as solutions, go-to-market, territories, named accounts, all that, that was behind us within two weeks of the beginning of the fiscal year. So, a lot of preparation went off for a very strong start and a non-disruptive start to the year.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joe Angileri – Compuware Corp.>: That’s for all of our businesses across the globe.

<A – Bob Paul – Compuware Corp.>: Right. Not just APM, it was the whole organization.

<Q – Mike Latimore – Northland Securities, Inc.>: Okay, great. And how -- or what are you seeing in Europe, how is the environment in Europe as it relates to the APM business?

<A – Bob Paul – Compuware Corp.>: Yeah. They had a good year, and never actually experienced the slowdown that the rest of the company did in the first half really. But we have tempered expectations given the larger political environment going on over there and the debt crisis and everything else. So, whereas we’re starting off strong North America, Latin America looks good, Asia Pac rebounding nicely, we just want Europe to do more of the same, and so far so good. But we do have – in our model we do have some tempered expectations.

<Q – Mike Latimore – Northland Securities, Inc.>: Great. And just last question. What tax rate are you looking for this fiscal year?

<A – Bob Paul – Compuware Corp.>: 37%.

<Q – Mike Latimore – Northland Securities, Inc.>: 37%. Okay, great. Thank you.

Operator:  Thank you. [Operator Instructions] And now we’ll go to the line of Derrick Wood from Susquehanna International Group. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Great, thanks. A question on Gomez. I mean, it looks like Gomez had low single digit growth in the quarter. It sounds like, Bob, you’re guiding to double digit growth for the year or so. Just kind of wondering if you can help us what gives you confidence in that business accelerating and maybe any color on what the bookings were in the quarter?

<A – Bob Paul – Compuware Corp.>: Yeah. I don’t have specific bookings in front of me and I’m not sure we typically give that up. But let me answer the bigger question. With that confusion that happened in the first half of the year, obviously we had a well oiled I think operating machine in the Gomez SaaS group before and we went back to that in October and have bolstered that since.

So, I’m selling subscription, I’ve got the inside sales group focused on it, I’ve got the marketing programs focused on it, lead generation focused on it. It’s a much higher volume sales environment and we just needed a different engine speed if you will to really get back to the growth rates. So, we started to see momentum pickup. We started to see the competitive positioning get strengthened. The pipeline is getting much stronger and we are really buoyed by the fact that this last release basically – it’s like the upcoming political elections. There is two different ways of solving this problem and we think there is only one way can really get you to the proper answer and a scalable and we’re the only team entitlement that has that way of doing it now. And so with that very definitive differentiation moving forward, we think we’re going to be in great shape with the focused execution. We’re guiding not even to the growth rates that we had before last year, right, obviously we got to pick backup from this year. So I think we’ve got it well in hand.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. Then I was just hoping to get an update on some of the changes that John has made in the APM division, anything you like to call out with respect to account coverage or comp plans and maybe an update on how we stand with sales capacity today?

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
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<A – Bob Paul – Compuware Corp.>: Well, that could take a long time to answer and John and Eric, Fisher and the rest of the team have been not doing sort of a standalone. This is how we did it in dynaTrace, so this is how we’re going to do moving forward. But, they really have embraced the entire business model and I could tell you everything from the competitive positioning, the releases that we’ve just had, the quota setting, how we’re comped, the productivity of our sales, what that looks like this year, separating out the Gomez SaaS versus the dynaTrace on-premise solutions, it’s all been I would say either finely tuned or redesigned and they’ve done a great job working with existing Compuware people to sort of do best-in-breed engineering of the sales and go-to-market strategies. That – all that hard work started in October, November. We got ready for the fiscal year. We did some rollouts in Q4 and went through the whole sort of resetting program in April. And I can tell you the focus was on the customer value and no disruption in Q1. We wanted to come out of the gates fast and from everything that I can see they’ve accomplished both those missions. So, it’s – John’s been leading the charge. He will be the first one to admit, he’s got a tremendous amount of help both from Compuware corporate resources and from the rest of the sales and marketing organization and we’re just thrilled as to where we’re at right now.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. With all that being said, I mean, how do you feel about where your sales capacity is right now and what you need to do to hit your growth targets for the year, if you need higher and how much?

<A – Bob Paul – Compuware Corp.>: Yeah. We actually have taken out, what I would call poor sales capacity. So our capacity was almost, I would say, a little bit over the top, as we start ourselves going into Q4. We did some what I call it restructuring, but basically severance costs. We took that in Q4 so that is inclusive in the $0.12, would have been higher, potentially higher. We also had done some additional actions in additional capacity this quarter already that equates to about $2 million to $3 million of severance cost and we’re right now very pleased with where our sales capacity is at. So we don’t need new hires to hit the numbers that we’ve established and we’ve right sized over the last quarter and a half to get to where we’re at.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. If I can just – thanks, get one more on there on Changepoint really strong quarter. Are you guys looking at that business different? It sounds like it’s part of one of your strategic growth businesses as you look forward. And so, what’s driving the kind of renewed demand out of that business and what do you think in terms of growth rate for fiscal 2013?

<A – Bob Paul – Compuware Corp.>: Yeah. I just think its patience around the strategy. I mean, a couple of years ago, we got together with the Changepoint leadership team and said, okay, there is a broad category offering, but where do we really have capabilities in a subcategory that would differentiate us and let’s go focus, get trained, go after the accounts that really we could be different at and it’s just a whole very focused effort that has started to gain more and more traction.

There is no hidden secret here right. The cycles of the chasm model, we apply it across the board. Sometimes it takes a little time for these things to payoff and Changepoint is paying off. And as expected, we’re now starting to look at potentially adjacent categories where we can leverage our existing reference customer base to continue that growth. But it’s just sticking with a strategy and getting through that process and the teams done a great job of staying focused and hitting the stride. And now, they are considered the leaders. We’re considered the leaders in Professional Service, Automation as a subcategory and we’ll continue to expand into adjacent categories moving forward.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: And do you expect double-digit growth for the year, I would imagine?

<A – Bob Paul – Compuware Corp.>: Yes, we do.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. Thank you.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
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<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  Thank you. And now from the line of Mark Jordan, Noble Financial. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you. Question on your thoughts relative to the IPO of Covisint, what is your longer term plans for the balance of the ownership of that company once you’ve gone through an initial IPO? Are you going to maintain that with Compuware? Or do you see – have a strategy to distribute that to shareholders?

<A – Bob Paul – Compuware Corp.>: Yeah. We’re going – it’s a tricky question. We’re going to keep our options open for now. The intended short-term and obviously we’ve been advised to stay pretty quite on this as we’re getting – as we’re moving closer and closer. But the reason that it’s just not a complete IPO is because as I stated before, the tremendous upside for Covisint is in the years ahead, is in two, three, four years out from now. And that is because of the new markets that are being formed in the specific industry segments.

So as we look at Covisint and you look at some of the – I would say the sketchy things that have happened in the public markets and companies like them, their stickiness is almost 100% and their expansion once in an account is almost guaranteed, because of the type of business that it is. So, it makes it very different. And I would say the barrier to entry to new competitors is also extremely high. So, we want to make sure that for our shareholders that we are retaining the upside value of Covisint in the years to come, but at the right time, the conditions change, growth changes, right now we’re leaving our options open and we’ll make the best decision as it makes sense for shareholders moving forward.

<Q – Mark Jordan – Noble Financial Capital Markets>: Second question, if I may, relative to the operating expenses in APM. Were there any one-time expenses in APM this year on the operating expense side? And then, secondly, do you have any guidance as to the overall growth rate of op expenses for APM in fiscal 2013?

<A – Bob Paul – Compuware Corp.>: Yeah. So, we did have some one-time operational expenses, obviously outside of that, you got the purchase accounting expenses, which has been an impact on the overall APM margins. We are – we don’t feel the need that we have to expand any capacity and expense in the APM business moving forward. And for the most part, our top line revenue growth will right-size the APM contribution margin this fiscal year. So, as a balance for the year, right, we are tracking very closely their margin. We are seeing improvements on the ongoing operating margin and we don’t feel – we don’t see the need for any expansion of those expenses moving forward. So as we get the top line growing as it is, it will naturally take care of the improved margins moving forward. I not sure if Laura you’ve got any other...

<A – Joe Angileri – Compuware Corp.>: The only thing I would add is that what Bob says is exactly right with the exception of direct sales related expenses, i.e. commissions. So, you might...

<A – Bob Paul – Compuware Corp.>: Oh, right. So we had a – in order to take out the friction in sort of the Q3, Q4, we had both Compuware and dynaTrace sales reps selling similar products and in some cases there were double comps that have now gone away as we’ve rationalized the organization in Q1. So we did have some increased sales commission expenses; that has disappeared moving into this fiscal year.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you.

Operator:  Thank you. And now to the line of Kirk Materne from Evercore Partners. Please go ahead, sir.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
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<Q – S. Materne – Evercore Partners (Securities)>: Yeah. Thanks. Just a follow-up housekeeping question. I guess, Laura, do you have any idea what the purchase accounting impact was for fiscal 2012 or even for the fourth quarter?

<A – Joe Angileri – Compuware Corp.>: It was about $20 million.

<Q – S. Materne – Evercore Partners (Securities)>: So it was $20 million for this year – for the full year?

<A – Laura Fournier – Compuware Corp.>: That would be Gomez and dynaTrace.

<A – Joe Angileri – Compuware Corp.>: Right.

<Q – S. Materne – Evercore Partners (Securities)>: Okay. For the full year, great. And then just maybe last question for you guys, last quarter you guys talked about sort of adjusting your forecasting model, I was just curious how things played out relative to some of the new, I guess, metrics you might have put in place? And do you feel better that the kind of information you’re getting in the CRM is the right quality, those kind of things heading into fiscal 2013? Thanks.

<A – Bob Paul – Compuware Corp.>: Yeah. So it’s been an interesting education on the sales force side. We had – we obviously had ended up with two instances of Salesforce.com and different practices across multiple organizations, which led to some challenges and additional manual efforts that became challenging for us. It’s been a very important task for us to get that rationalized. Most of that work has been done. The only remaining work that’s required in the sales force is just making sure that we’ve got the final right names and the right org structures and testing that mechanism moving forward. But we’re already using it for forecasting. We had a backup system this quarter in our first iterations of our forecast. And so, it didn’t hurt us, but we get to move away from all the manual efforts that we’ve been working on over this last – well, the first month-and-a-half of this quarter and get back to a integrated and rationalized, not just automated sales force machine but automated marketing and lead generation machine. And we also now are into the full scale mode and with additional enhancements coming online of the whole customer – the customer service of SaaS-based system. So, we’ll be full sort of 360 here in the coming month or two, but the sales force piece and the forecasting piece of it is just about complete as far as rationalization.

<Q – S. Materne – Evercore Partners (Securities)>: Okay. Thanks, guys.

<A – Bob Paul – Compuware Corp.>: Thank you, Kirk.

Operator:  Thank you. And ladies and gentlemen, we will now conclude the question-and-answer portion of today’s conference call. I would now like to turn the conference back over to Lisa Elkin.

Lisa Elkin, Vice President-Investor Relations & Communications

At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware and we hope you have a pleasant evening.

Operator:  Thank you. And, ladies and gentlemen, that does conclude our conference call this afternoon. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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Compuware Corp.	CPWR	Q4 2012 Earnings Call	May 22, 2012
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